Exhibit (a)(1)(i)

THE OFFER TO PURCHASE

CLARION PARTNERS REAL ESTATE INCOME FUND INC. (THE “FUND”)

DATED DECEMBER 11, 2023

OFFER TO PURCHASE FOR CASH SHARES OF COMMON STOCK

REPRESENTING UP TO $31.4 MILLION IN AGGREGATE NET ASSET VALUE,

AT NET ASSET VALUE PER SHARE FOR EACH CLASS OF COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 PM NEW YORK CITY TIME ON JANUARY 11, 2024, UNLESS THE OFFER IS EXTENDED

THE OFFER TO PURCHASE AND THE ACCOMPANYING REPURCHASE REQUEST FORM (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) IS BEING MADE TO ALL COMMON STOCKHOLDERS AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE REPURCHASE REQUEST FORM.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, FRANKLIN TEMPLETON FUND ADVISER, LLC (FORMERLY KNOWN AS LEGG MASON PARTNERS FUND ADVISOR, LLC), THE FUND’S INVESTMENT MANAGER, OR CLARION PARTNERS, LLC OR WESTERN ASSET MANAGEMENT COMPANY, LLC, THE FUND’S SUBADVISERS, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE REPURCHASE REQUEST FORM, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 6 OF THIS OFFER TO PURCHASE.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THIS OFFER IS LIMITED AS TO THE AGGREGATE NET ASSET VALUE OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY STOCKHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

IMPORTANT

Any common stockholder of the Fund (“Stockholder”) desiring to tender any portion of his or her Shares to the Fund should contact their financial professional who may require you to complete and sign the Repurchase Request Form in accordance with the instructions in the Repurchase Request Form, and mail or deliver the Repurchase Request Form for the tendered Shares, signature guarantees, and any other required documents to SS&C Technologies, Inc. (the “Depositary”). The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Repurchase Request Form may be directed to SS&C Technologies, Inc. (the “Information Agent”) in the manner set forth on the last page of this Offer to Purchase.

If you do not wish to tender your Shares, you need not take any action.

December 11, 2023

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this tender offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of this Offer, you should read carefully this entire Offer to Purchase and the related Repurchase Request Form.

What is the tender offer?

The Board of Directors of Clarion Partners Real Estate Income Fund Inc. (the “Fund”) has authorized a tender offer to purchase for cash outstanding shares of Common Stock, par value $.001 per share (the “Shares”), representing up to 5.0% of the Fund’s aggregate net asset value as of December 4, 2023, at a price per Share equal to the net asset value per Share of each class of Common Stock as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the New York Stock Exchange (“NYSE”) on January 11, 2024 (or if the Offer is extended, on the date to which the Offer is extended), upon specified terms and subject to conditions as set forth in the tender offer documents. Shares are not traded on any established trading market. The Fund reserves the right to purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer.

When will the tender offer expire, and may the offer be extended?

The tender offer will expire at 4:00 p.m., New York City time, on January 11, 2024 unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1 of the Offer to Purchase.

What is the net asset value per Share as of a recent date?

As of December 4, 2023, the net asset value was $11.87, $11.85, $11.86 and $11.87 per Class S Share, Class T Share, Class D Share and Class I Share, respectively. As of December 4, 2023, there were 581,277, 8,958,709, 1,558,916 and 41,881,760 Class S Shares, Class T Shares, Class D Shares and Class I Shares, respectively, issued and outstanding, and the Fund’s aggregate net asset value was $628,670,917. During the pendency of the tender offer, current net asset value quotations for each class of Common Stock can be obtained from the Information Agent by calling toll free at (800) 676-0281 between 9:00 a.m. and 9:00 p.m., New York City time, Monday through Friday. You may also call the Fund’s toll free number at (888) 777-0102.

Will the net asset value be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

No one can accurately predict the net asset value at a future date, but you should realize that the net asset value on the date the purchase price for tendered Shares is to be determined may be higher or lower than the net asset value on December 4, 2023.

How do I tender my Shares?

You should obtain the tender offer materials, including this Offer to Purchase and the related Repurchase Request Form, read them, and if you should decide to tender, contact your financial professional who may require you to complete a Repurchase Request Form and submit any other documents required by the Repurchase Request Form. These materials must be received by the Depositary in proper form before 4:00 p.m., New York City time, on January 11, 2024 (unless the tender offer has been extended by the Fund, in which case the new deadline will be as stated in such notification of the extension). See Section 3 of the Offer to Purchase.

Is there any cost to me to tender?

No commission will be payable to the Fund in connection with the Offer, however, Shares tendered within 12 months of the original issue date of such Shares will be subject to a fee of 2.00% of the net asset value of the Shares repurchased by the Fund (“Early Withdrawal Fee”). The Early Withdrawal Fee will be made by reducing the repurchase proceeds.

May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to 4:00 p.m., New York City time on January 11, 2024 (or if the Offer is extended, at any time prior to 4:00 p.m., New York City time, on the new expiration date). Withdrawn Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 4 of this Offer to Purchase.

How do I withdraw previously tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary, and must specify the name of the Stockholder who tendered the Shares and the number of Shares being withdrawn (which must be all of the Shares tendered). See Section 4 of the Offer to Purchase.

May I place any condition on my tender of Shares?

No.

Is there a limit on the number of Shares I may tender?

No. However, only outstanding shares representing 5.0% of the Fund’s aggregate net asset value will be accepted for purchase. See Section 1 of this Offer to Purchase. Additionally, a Stockholder tendering for repurchase less than all of such Stockholder’s Shares is required to maintain a minimum account balance of $1,000 in the Fund after the repurchase is affected. The minimum account balance requirement may be waived by the Fund, in its sole and absolute discretion. The Fund reserves the right to reduce the amount to be repurchased from a Stockholder so that the required minimum account balance is maintained. The Fund may also repurchase all of such Stockholder’s Shares in the Fund.

What if Shares representing in excess of $31,444,022 in aggregate net asset value are tendered (and not timely withdrawn)?

The Fund will purchase duly tendered Shares from tendering Stockholders pursuant to the terms and conditions of the Offer by first purchasing shares tendered by any stockholders who own, beneficially or of record, an aggregate amount of 99 shares or less (an “odd lot”) and tender all of their shares. The Fund will then purchase any remaining shares that have been duly tendered on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 12 of this Offer to Purchase are not met. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase Shares representing in excess of $31,444,022 in aggregate net asset value, although the Fund reserves the right to purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer. See Section 1 of this Offer to Purchase.

Must I tender all of my Shares for repurchase?

No. You may tender for repurchase all or part of the Shares you own, subject to the Fund’s minimum account balance requirement discussed above.

Does the Fund have the financial resources to make payment?

Yes. The Fund expects to fund the repurchase of Shares in the Offer through cash on hand and/or borrowings under its credit facility/or sales of securities in the Fund’s investment portfolio. See Section 5 of this Offer to Purchase.

Will there be additional opportunities to tender my Shares?

As disclosed in the Fund’s Prospectus, dated April 28, 2023 (the “Prospectus”), in recognition that a secondary market for the Fund’s Shares likely will not exist, Franklin Templeton Fund Adviser, LLC (formerly known as Legg Mason Partners Fund Advisor, LLC), the Fund’s Investment Manager (the “Investment Manager”), and Clarion Partners, LLC, the Fund’s Subadviser (the “Subadviser” and together with Western Asset Management Company, LLC the “Subadvisers”), expect that generally they will, but are not required to, recommend to the Board of Directors that the Fund repurchase outstanding shares representing up to 5% of the Fund’s aggregate net asset value from stockholders on a quarterly basis. The Fund anticipates that each such repurchase offer will generally be limited to 5.0% of the net assets of the Fund, subject to modification in the absolute discretion of the Board of Directors. The Fund reserves the right to purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer.

Is my sale of Shares in the tender offer a taxable transaction for U.S. federal income tax purposes?

For most Stockholders, yes. The sale of Shares pursuant to the tender offer by U.S. Stockholders (as defined in Section 7), other than those who are tax-exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to Non-U.S. Stockholders (as defined in Section 7) unless the Depositary determines that such Non-U.S. Stockholder is eligible for a reduced rate of withholding pursuant to a treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the U.S. See Section 7 of the Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. U.S. and Non-U.S. Stockholders are advised to consult their own tax advisors.

Is the Fund required to complete the tender offer and purchase all Shares tendered up to the maximum of Shares representing $31,444,022 in aggregate net asset value as of December 4, 2023?

The Fund has the right to cancel, amend or postpone the Offer at any time before 4:00 pm, New York City time, on January 11, 2024. In addition, there are certain circumstances in which the Fund will not be required to purchase any Shares tendered as described in Section 12 of this Offer to Purchase.

Is there any reason Shares tendered will not be accepted?

In addition to those circumstances described in Section 12 of the Offer to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

Properly tendered Shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to the Depositary, which thereafter will make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of this Offer to Purchase.

If Shares I tender are accepted by the Fund, when will payment be made?

It is anticipated that payment for tendered Shares, if accepted, will be made promptly after the Termination Date (as defined below).

What action need I take if I decide not to tender my Shares?

None.

Does management encourage Stockholders to participate in the tender offer, and will management participate in the tender offer?

None of the Fund, its Board of Directors, the Investment Manager, or the Subadvisers makes any recommendation to tender or not to tender Shares in the tender offer. The Fund has been advised that no director or officer of the Fund intends to tender Shares. See Section 6 of this Offer to Purchase.

How do I obtain additional information?

Questions and requests for assistance should be directed to the Information Agent for the tender offer, toll free at (844) 534-4627. Requests for additional copies of the Offer to Purchase, the Repurchase Request Form and all other tender offer documents should also be directed to the Information Agent for the tender offer.

TO THE STOCKHOLDERS OF SHARES OF COMMON STOCK OF

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

INTRODUCTION

Clarion Partners Real Estate Income Fund Inc., a Maryland corporation (the “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company, hereby offers to purchase for cash outstanding shares of Common Stock, par value $.001 per share (the “Shares”), representing up to 5.0% of the Fund’s aggregate net asset value as of December 4, 2023 ($31,444,022) (the “Offer Amount”), at a price per share equal to the net asset value in U.S. Dollars (“NAV”) per Share of each class of Common Stock as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the New York Stock Exchange (“NYSE”) on January 11, 2024, or if the offer is extended, on the date to which the offer is extended (the “Valuation Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Repurchase Request Form (which together constitute the “Offer”).

The depositary for the Offer is SS&C Technologies, Inc. (the “Depositary”). The Fund has provided materials for the Offer to record holders on or about December 11, 2023. In accordance with the rules promulgated by the Securities and Exchange Commission (“SEC”), the Fund may accept for purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer.

THIS OFFER IS BEING EXTENDED TO ALL COMMON STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE REPURCHASE REQUEST FORM. SEE SECTION 12 OF THIS OFFER TO PURCHASE.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, THE INVESTMENT MANAGER OR THE SUBADVISERS MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE REPURCHASE REQUEST FORM, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 6 OF THIS OFFER TO PURCHASE.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THIS OFFER IS LIMITED AS TO THE AGGREGATE NET ASSET VALUE OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY STOCKHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

As of December 4, 2023, the net asset value was $11.87, $11.85, $11.86 and $11.87 per Class S Share, Class T Share, Class D Share and Class I Share, respectively. As of December 4, 2023, there were 581,277, 8,958,709, 1,558,916 and 41,881,760 Class S Shares, Class T Shares, Class D Shares and Class I Shares, respectively, issued and outstanding, and the Fund’s aggregate net asset value was $628,670,917. Stockholders may contact SS&C Technologies, Inc., the Fund’s Information Agent, toll free at (844) 534-4627 or contact the Fund directly at its toll free number, (888) 777-0102, to obtain the estimated current NAV for each class of Common Stock.

Any Shares acquired by the Fund pursuant to the Offer will be retired automatically and will have the status of unissued shares. Tendering Stockholders may be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by the Fund. Stockholders may also be subject to other transaction costs, as described in Section 1.

1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, outstanding Shares representing up to 5.0% of the Fund’s aggregate net asset value as of December 4, 2023 ($31,444,022) validly tendered on or prior to 4:00 p.m., New York City time, on January 11, 2024, or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn as permitted by Section 4. In accordance with the rules promulgated by the SEC, the Fund may accept for purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer.

If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than the Offer Amount of the Fund’s Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 12 of this Offer to Purchase are not met, the Fund will purchase Shares from tendering Stockholders in accordance with the terms and conditions specified in the Offer, by first purchasing shares tendered by any stockholders who own, beneficially or of record, an aggregate amount of 99 shares or less (an “odd lot”) and tender all of their shares. The Fund will then purchase any remaining shares that have been duly tendered on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn). Except as described herein, withdrawal rights expire on the Termination Date. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than the Offer Amount having been tendered.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such notification will be provided no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer in accordance with the terms as set forth in the Prospectus and Section 2 below. Any extension, delay or termination will be followed as promptly as practicable by notification thereof, such notification, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Termination Date, and not properly withdrawn in accordance with Section 4, promptly after the Termination Date, except in circumstances described below. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Repurchase Request Form (or facsimile thereof), and any other documents required by the Repurchase Request Form. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part with any applicable law.

If the Fund’s portfolio does not provide adequate liquidity to fund the Offer, the Fund may extend the last day of any tender offer or, under certain circumstances, choose to pay tendering Stockholders with a promissory note, payment on which may be made in cash up to 30 days after the Termination Date (as extended). The promissory note will be non-interest bearing, non-transferable and non-negotiable. With respect to the Shares tendered, the owner of a promissory note will no longer be Stockholder of the Fund and will not have the rights of a Stockholder, including without limitation voting rights. The promissory note may be prepaid, without premium, penalty or notice, at any time.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Stockholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

In the event of proration, the Fund will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Termination Date. However, the Fund expects that it will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Termination Date.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, such unpurchased Shares will be returned, without expense to the tendering Stockholder, as soon as practicable following expiration or termination of the Offer.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn, unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase.

The purchase price of the Shares will equal NAV per Share for each class of Common Stock as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the NYSE on January 11, 2024, or such later date to which the Offer is extended. Tendering Stockholders may be required to pay brokerage commissions or fees. Under certain circumstances Repurchase Request Form, Stockholders may be subject to transfer taxes on the purchase of Shares by the Fund. Shares tendered within 12 months of the original issue date of such Shares will be subject to a fee of 2.00% of the net asset value of the Shares repurchased by the Fund (“Early Withdrawal Fee”). The Early Withdrawal Fee will be made by reducing the repurchase proceeds.

The Fund normally calculates the NAV of its Shares daily at the close of regular trading of the NYSE. As of December 4, 2023, the net asset value was $11.87, $11.85, $11.86 and $11.87 per Class S Share, Class T Share, Class D Share and Class I Share, respectively. The NAV of each class of the Fund’s Common Stock will be available daily until the Termination Date, by calling the Fund’s Information Agent, toll free at (844) 534-4627 or through the Fund’s toll free number at (888) 777-0102.

3. Procedure for Tendering Shares. For a Stockholder to validly tender Shares pursuant to the Offer, if required by your financial professional, a properly completed and duly executed Repurchase Request Form, together with any required signature guarantees, and any other documents required by the Repurchase Request Form, must be transmitted to and received by the Depositary at one of its addresses set forth on the Repurchase Request Form.

Signatures on Repurchase Request Forms must be guaranteed by a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (each, an “Eligible Institution”) unless (i) the Repurchase Request Form is signed by the registered holder of the Shares tendered or

(ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Repurchase Request Form must be guaranteed by an Eligible Institution.

Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Stockholder (as defined in Section 7) unless the U.S. Stockholder provides to the Depositary a correct U.S. taxpayer identification number, certifies that such U.S. Stockholder is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Therefore, each tendering U.S. Stockholder must complete and sign an Internal Revenue Service (“IRS”) Form W-9 prior to the payment so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Stockholder otherwise establishes to the satisfaction of the Depositary that such U.S. Stockholder is not subject to backup withholding. Certain U.S. Stockholders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Stockholders (as defined in Section 7) are subject to these withholding requirements. In order for a Non-U.S. Stockholder to qualify as an exempt recipient, that Non-U.S. Stockholder generally must submit an applicable IRS Form W-8 (generally, an IRS Form W-8BEN, W-8BEN-E or W-8ECI).

For a discussion of certain federal income tax consequences to tendering U.S. Stockholders, see Section 7.

Withholding for Non-U.S. Stockholders. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. Even if a Non-U.S. Stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a Stockholder’s status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Stockholder satisfies certain requirements or is otherwise able to establish that no tax or a reduced amount of tax is due (See Section 7). Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

In addition, a Non-U.S. Stockholder (other than an individual) may be subject to a 30% withholding tax under Chapter 4 of the Internal Revenue Code of 1986, as amended (the “Code”), commonly referred to as “FATCA,” unless such Non-U.S. Stockholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. If the Depositary withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, the Investment Manager, the Subadvisers, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Repurchase Request Form and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) a properly completed and duly executed Repurchase Request Form (or facsimile thereof) for such Shares and (ii) any other documents required by the Repurchase Request Form. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

The method of delivery of all required documents is at the election and risk of each tendering Stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date (January 11, 2024), unless extended.

To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Repurchase Request Form, the number and class of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. None of the Fund, the Investment Manager, the Subadvisers, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section  4.

5. Source and Amount of Funds; Effect of the Offer. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the numbers tendered and the price will be based on the NAV per Share on the Valuation Date.

The Fund expects to fund the purchase of shares accepted for tender in the Offer through cash on hand and/or borrowings under its credit facility or sales of securities in the Fund’s investment portfolio. The Fund has entered into a revolving credit facility (the “Credit Agreement”) with Bank of America, N.A., as the administrative agent, the letter of credit issuer and a lender. The maximum capital commitment amount under the Credit Agreement is $85 million, with increases up to $150 million with subsequent credit approval, all subject to availability under the borrowing base and restrictions imposed on borrowings under the 1940 Act. The Credit Agreement is secured by a pledge of equity interests in each of the Fund’s subsidiaries owning borrowing base properties (each a guarantor under the Credit Agreement). The Credit Agreement includes customary affirmative and negative covenants and consent rights granted to the lenders, as well as usual and customary events of default for revolving credit facilities of this nature. The Credit Agreement’s initial maturity date has been extended for a one-year period to November 30, 2024. While the Fund may borrow under the Credit Agreement for temporary purposes (and generally pay off any such temporary loan amounts with property level financing or incoming subscriptions), some or all of the outstanding loan amounts are expected to remain outstanding. The Fund does not have any current plans to finance or repay any such outstanding loan amounts.

Payments for repurchased Shares may require the Fund to sell its more liquid, higher quality portfolio assets to liquidate portfolio holdings earlier than a Subadviser otherwise would liquidate such holdings, potentially resulting in losses and reduced tax efficiency and increasing the Fund’s portfolio turnover. The Subadviser intends to take measures to attempt to avoid or reduce such potential losses and turnover. Depending on the dollar amount of the Shares tendered and the prevailing economic and market conditions, the Fund may, but need not, maintain cash or the Fund may, in its discretion, seek to borrow money under the Credit Agreement to fund all or a portion of any repurchase. Any such borrowing could increase the Fund’s operating expenses and impact the ability of the Fund to achieve its investment objective.

The Offer may have certain adverse consequences for tendering and non-tendering Stockholders.

Effect on NAV and Consideration Received by Tendering Stockholders. If the Fund were required to sell a substantial amount of assets to raise cash to finance the Offer, the prices of assets, including privately owned commercial real estate and/or publicly traded real estate debt and equity securities, being sold and/or the Fund’s remaining assets may decline and hence the NAV per Share may decline. If a decline occurs in the value of the Fund’s assets, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Termination Date, if such a decline continued up to the Termination Date, unless extended, the consideration received by tendering Stockholders would be reduced. In addition, the sale of assets will cause the Fund to incur increased brokerage and related transaction expenses, -and the Fund may receive proceeds from the sale of assets that are less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund’s NAV per Share, thereby reducing the amount of proceeds received by tendering Stockholders and the NAV per Share for non-tendering Stockholders.

The Fund may sell portfolio assets during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will pay for tendered Shares it accepts for payment promptly after the Termination Date of the Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio assets and raise sufficient cash.

Recognition of Capital Gains by the Fund. As noted, the Fund may be required to sell portfolio assets to finance the Offer. If the Fund’s tax basis for the portfolio asset sold is less than the sale proceeds, the Fund will recognize capital gains, some of which may be characterized as ordinary gains due to depreciation recapture. The Fund would expect to declare and distribute any such gains to Stockholders of record (reduced by net capital losses realized during the fiscal year, if any). In addition, some of the distributed gains may be realized on portfolio assets held for one year or less, which would generate income taxable to the non-tendering Stockholders at ordinary income rates. This recognition and distribution of gains, if any, would have certain negative consequences; first, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio assets thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio assets (and hence the amount of capital gains or losses that would be realized and recognized). As of November 30, 2023, on a book basis, the Fund had net unrealized appreciation of approximately $3,267,171 million and realized capital gains of approximately $70,764.

Tax Consequences of Repurchases to Stockholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See Section 7 of this Offer to Purchase.

6. Purpose of the Offer; Plans or Proposals of the Fund. The Board of Directors of the Fund has authorized a tender offer to purchase for cash outstanding Shares representing up to 5.0% of the Fund’s aggregate net asset value as of December 4, 2023 ($31,444,022) at a price per Share equal to the net asset value per Share as of the close of the customary trading session (normally 4:00 p.m. New York City time) on the NYSE on January 11, 2024 (or if the Offer is extended, on the date to which the Offer is extended), upon specified terms and subject to conditions as set forth in the tender offer documents. Shares are not traded on any established trading market. In accordance with the rules promulgated by the SEC, the Fund may accept for purchase additional outstanding Shares representing up to 2.0% of the Fund’s aggregate net asset value without amending or extending the Offer.

The purpose of the Offer is to provide liquidity to Stockholders, as contemplated by and in accordance with the procedures set forth in the Prospectus. Because there is no secondary trading market for Shares, the Fund has determined, after consideration of various matters, including but not limited to those set forth in the Prospectus, that the Offer is in the best interests of Stockholders in order to provide liquidity for Shares as contemplated in the Prospectus. The Fund intends to consider the continued desirability of making an offer to purchase Shares on a quarterly basis, but the Fund is not required to make any such offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Stockholders that do not tender Shares. Stockholders that retain their Shares may be subject to increased risks due to a reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to possible decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in Stockholders that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively stable and may not decrease if assets decline.

Any Shares acquired by the Fund pursuant to the Offer will be retired automatically and will have the status of unissued shares.

Except as set forth herein, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund; (d) changes to the present Board of Directors or management of the Fund, including changes to the number or the term of members of the Board of Directors, the filling of any existing vacancies on the Board of Directors or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (g) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (h) any changes in the Fund’s Articles of Incorporation, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

The Fund may use leverage to provide additional funds to support its investment activities and may add leverage to its portfolio through the issuance of preferred stock in an aggregate amount of up to 50% of the Fund’s (less all liabilities and indebtedness not represented by 1940 Act leverage) total assets immediately after such issuance. See the Prospectus, “Leverage”, for more information.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, THE INVESTMENT MANAGER OR THE SUBADVISERS, MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH STOCKHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THIS OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. Certain Federal Income Tax Consequences of the Offer. The following discussion describes certain U.S. federal income tax consequences of tendering Shares in the Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S.

Stockholders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not address the effects of the Medicare contribution tax on net investment income, special tax accounting rules that apply to certain accrual basis taxpayers under Section 451(b) of the Code or any foreign, state, local or other tax considerations that may be relevant to Stockholders in light of their particular circumstances. Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors.

As used herein, a U.S. Stockholder means a Stockholder that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Stockholder” is a Stockholder that is neither a U.S. Stockholder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

U.S. Stockholders. An exchange of Shares for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Stockholder will, depending on such Stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the Stockholder: (a) results in a complete termination of the Stockholder’s interest in the Fund, (b) results in a substantially disproportionate redemption with respect to the Stockholder, or (c) is not essentially equivalent to a dividend with respect to the Stockholder. In determining whether any of these tests have been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of Shares pursuant to the Offer generally will result in a “substantially disproportionate” redemption with respect to a Stockholder if the percentage of the Fund’s then outstanding voting stock owned by the Stockholder immediately after the sale is less than 80% of the percentage of the Fund’s voting stock owned by the Stockholder determined immediately before the sale. The sale of Shares pursuant to the Offer generally will be treated as “not essentially equivalent to a dividend” with respect to a Stockholder if the reduction in the Stockholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Shares constitutes a “meaningful reduction” of the Stockholder’s interest. If any of the above three tests for sale or exchange treatment is met, a U.S. Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. Gain or loss will be determined separately for blocks of Shares acquired at different times or at different prices. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) 20% for capital assets held for more than one year. The deductibility of capital losses is subject to limitations.

If the requirements of Section 302(b) of the Code are not met, amounts received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a dividend to the extent of such Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Stockholder’s Shares, and any amounts in excess of the Stockholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder.

If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Stockholder rather than as an exchange, the other Stockholders, including the non-tendering U.S. Stockholders, could be deemed to have received taxable stock distributions under certain circumstances. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

Non-U.S. Stockholders. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a Stockholder’s status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Stockholder meets one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Stockholder rather than as an exchange, the other Stockholders, including the non-tendering Non-U.S. Stockholders, could be deemed to have received taxable stock distributions under certain circumstances. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

In addition, a Non-U.S. Stockholder (other than an individual) may be subject to a 30% withholding tax under FATCA unless such Non-U.S. Stockholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. If the Depositary withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.

Backup Withholding. See Section 3 with respect to the application of backup withholding on payments made to Stockholders.

The tax discussion set forth above is included for general information only. Each Stockholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

8. Selected Financial Information. The audited financial statements of the Fund for the fiscal period ended December 31, 2022 appear in the Fund’s Annual Report to Stockholders for the period ended December 31, 2022 (the “2022 Annual Report”). The 2022 Annual Report has previously been provided to Stockholders of the Fund and is incorporated by reference herein. Unaudited, semi-annual financial statements of the Fund for the period ended June 30, 2023 appear in the Fund’s Semi-Annual Report to Stockholders for the period ended June 30, 2023 (the “2023 Semi-Annual Report”). The 2023 Semi-Annual Report and the 2022 Annual Report, can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov).

9. Certain Information Concerning the Fund, the Investment Manager and the Subadvisers. The Fund is a closed-end, non-diversified management investment company organized as a Maryland corporation. The Fund commenced investment operations on September 27, 2019. Unlike most closed end funds, the Fund’s Shares are not listed on a national securities exchange. Instead, the Fund expects to provide Stockholders with limited liquidity through tender offers for Shares. The Fund’s primary investment objective is to provide current income and long-term capital appreciation. The Fund seeks to achieve its investment objectives by investing, under normal market conditions, at least 80% of its net assets (plus the amount of borrowings for investment purposes) in a portfolio of private commercial real estate and publicly traded real estate securities. Investments may consist of (i) privately owned commercial real estate, in the form of equity and debt and (ii) publicly traded real estate debt and equity securities. It is expected that a majority of the Fund’s underlying investments in real estate will be located in the United States, although the Fund may also make investments internationally. The principal executive offices and business address of the Fund are located at 620 Eighth Avenue, New York, New York 10018. The Fund’s business telephone number is 1-888-777-0102.

The Fund’s investment manager, Franklin Templeton Fund Adviser, LLC (formerly known as Legg Mason Partners Fund Advisor, LLC) (“FTFA” or “Investment Manager”) is an indirect, wholly owned subsidiary of Franklin Resources, Inc. (“Franklin Resources”) and the Fund’s investment sub-adviser, Clarion Partners, LLC (“Clarion Partners”) is an indirect, majority-owned subsidiary of Franklin Resources. In addition, the Fund’s securities sub-adviser, Western Asset Management Company, LLC (“Western Asset”) is an indirect wholly-owned subsidiary of Franklin Resources. Franklin Distributors, LLC the principal underwriter and distributor of the Common Stock, is an indirect, wholly-owned broker/dealer subsidiary of Franklin Resources.

The Investment Manager is a limited liability company organized under the laws of Delaware on April 6, 2006 and an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”). The Investment Manager has served as investment manager since the commencement of operations. The principal business address of the Investment Manager is 280 Park Avenue, New York, New York, 10017. The Fund’s sub-advisers, Clarion Partners and Western Asset, are affiliates of the Investment Manager.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Fund’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

10. Interests of Directors, Executive Officers and Associates; Transactions and Arrangements Concerning the Shares. The directors and executive officers of the Fund and the aggregate number and percentage of the Shares each of them beneficially owns as of November 30, 2023 is set forth in the table below. The address and business telephone number of each of them is in care of the Fund at 620 Eighth Avenue, New York, New York 10018 and 1-888-777-0102, respectively. The aggregate number and percentage of the Shares owned beneficially by Franklin Resources, the Investment Manager and the Subadvisers as of November 30, 2023 are set forth in the table below. The principal business address of Franklin Resources is One Franklin Parkway, San Mateo, California 94403. The principal business address of the Investment Manager is 280 Park Avenue, New York, New York 10017. The principal business address of Clarion Partners, LLC is 230 Park Avenue New York, New York 10169. The principal business address of Western Asset Management Company, LLC, is 385 East Colorado Boulevard, Pasadena, California 91101.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Interested Director:
Jane E. Trust*	0	0%
Chairman, President and Chief Executive Officer

Non-Interested Directors:
Robert D. Agdern	0	0%
Director and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees
Carol L. Colman	0	0%
Director and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees
Daniel P. Cronin	0	0%
Director and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees
Paolo M. Cucchi	0	0%
Director and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees
Eileen A. Kamerick	0	0%
Director and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees
Nisha Kumar	0	0%
Director and Member of the Audit, Nominating, Compensation, Pricing and Valuation Committees

Officers:
Christopher Berarducci	0	0%
Treasurer and Principal Financial Officer
Fred Jensen	0	0%
Chief Compliance Officer
Marc A. De Oliveira	0	0%
Secretary and Chief Legal Officer
Thomas C. Mandia	0	0%
Senior Vice President
Jeanne M. Kelly	2,006	** %
Senior Vice President

Associates:
Franklin Resources***	15,793,635	29.89%
Franklin Templeton Fund Adviser, LLC	0	0%
Clarion Partners, LLC	0	0%
Western Asset Management Company, LLC	0	0%

*	Ms. Trust is an “interested person” as defined in the 1940 Act because she is an officer of the Investment Manager and certain of its affiliates.

**	Less than 1%.
***	On March 12, 2021, Shares owned by Legg Mason, Inc., an affiliate of the Fund, were transferred to its parent corporation, Franklin Resources.

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, any person controlling the Fund, or any executive officer or director of any corporation or other person ultimately in control of the Fund, has effected any transaction in Shares during the past 60 days.

Other than as set forth in the Offer, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

The Fund has been advised that no director or officer of the Fund intends to tender Shares. See Section 6 of this Offer to Purchase.

11. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 12.

12. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, the Fund will not commence the Offer or, if the Offer has commenced, accept tenders of the Fund’s Shares during any period when (a) such transactions, if consummated, would (i) impair the Fund’s status as a real estate investment trust under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of Stockholders who receive distributions from the Fund); (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System National Market System, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions; (v) outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board of Directors of the Fund, impractical or inadvisable to proceed with the Offer, or (vi) any other event which, in the sole judgment of the Board of Directors, would have a material adverse effect on the Fund if the Offer was consummated; or (c) the Board of Directors of the Fund determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its Stockholders. The Fund will seek to commence the Offer if it is delayed by the pendency of any of the above described events within 30 days of the termination of such delaying event, as determined by the Fund in its sole discretion.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the

Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

Notification shall be provided of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

The Fund has the right to cancel, amend, extend or postpone the Offer at any time before 4:00 pm, New York City time, on January 11, 2024, including, without limitation, by increasing or decreasing the Offer Amount, in its sole discretion at any time, subject to applicable laws.

If the Offer is suspended, postponed or cancelled, the Fund will provide notice to Stockholders of such suspension, postponement or cancellation.

13. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained SS&C Technologies, Inc., to act as Depositary. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out of pocket expenses, and will be indemnified against certain liabilities by the Fund.

14. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

15. Contacting the Depositary and the Information Agent. The Repurchase Request Form and any other required documents should be sent by each Stockholder of the Fund to the Depositary as set forth on the back cover page of the Offer to Purchase.

The Depositary for the Offer is:

SS&C Technologies, Inc.

By First Class Mail:	By Registered, Certified, or Express or Overnight Courier:

SS&C Technologies, Inc. PO Box 219520 Kansas City, MO 64121-9520	SS&C Technologies, Inc. Mail Stop: Legg Mason 430 W 7th St Kansas City, MO 64105-1407

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Repurchase Request Form and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offer is:

SS&C Technologies, Inc.

Shareholders, Banks and Brokers may call toll free:

(844) 534-4627

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

DECEMBER 11, 2023